UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 11, 2005

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On October 11, 2005 the Company distributed a press release that contained the following information:

KMG CHEMICALS 2005 NET INCOME UP 73% ON 36% SALES INCREASE

HOUSTON, TX – October 11, 2005 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the fiscal fourth quarter and year ended July 31, 2005.

Fiscal 2005 Financial Highlights – versus fiscal 2004

•                  Net sales rose 36% to a record $59.2 million.

•                  Net income grew 73% to $3.1 million or $0.39 per basic share and $0.37 per diluted share versus $1.8 million or $.23 per basic and diluted share in fiscal 2004.  Net earnings per diluted share were calculated on 8% more shares outstanding principally due to the successful completion of a 1.2 million-share private equity placement in April 2005.

Fourth Quarter Financial Highlights – versus fiscal 2004 fourth quarter

•                  Net sales increased 24% to $17.7 million.

•                  Net income was $890 thousand or $0.10 per basic and diluted share versus $934 thousand or $0.12 per basic and diluted share in the fourth quarter of 2004.  Net earnings per diluted share were calculated on 21% more shares outstanding than in the 2004 quarter principally due to the aforementioned private equity placement.

The Company closed the year with total assets of $61.1 million, a 41% increase over $43.2 million a year earlier.  Cash and cash equivalents on July 31, 2005 totaled approximately $8.8 million, up from $974 thousand at the end of last year.  Long-term debt increased to $17.6 million from $11.2 million last year.  In fiscal 2005, the Company acquired from Occidental Chemical pentachlorophenol assets formerly owned by Vulcan Chemicals.  The acquisition was partially funded by a $10.0 million note payable to the seller, which accounted for the increase in the Company’s long-term debt.  The note is to be repaid over a five-year term and bears interest at a fixed 4% rate.

David Hatcher, Chairman and CEO of KMG Chemicals, said, “We are very pleased with the 2005 financial results, which we achieved in the face of record high raw material prices.  Sales were up in all product lines, with wood treating chemical sales particularly strong as we benefited from a full year’s contribution from two acquisitions completed during fiscal 2004.  Our acquisition program is continuing to deliver growth and build value for our shareholders.  We completed a highly strategic acquisition in the fourth quarter of fiscal 2005 when we acquired pentachlorophenol assets from Occidental Chemical, which solidified our position as the largest commercial provider of industrial wood treating chemicals in North America.  Fourth quarter earnings were unimpressive, but we anticipate attractive growth in fiscal 2006, principally in the second half of the year.”

Hatcher continued, “As I have stated previously, the variables most difficult to predict are our costs for raw materials, particularly chlorine and phenol, which are currently at all-time high levels.  These feedstocks are commodity chemicals that historically have been quite cyclical.  With this latest acquisition, KMG is positioned for significant bottom-line growth should these commodity chemical feedstocks return to their long-term average price levels.  We anticipate, however, that these high raw material prices will continue through 2006, exerting pressure on our margins.  Additionally, while our facilities were spared any serious damage by Hurricanes Katrina and Rita, we are continuing to incur additional expenses particularly related to maintaining the supply of wood treating chemicals to our customers in the aftermath of these disasters.  These factors will impact results in fiscal 2006, particularly in the first quarter, during which EPS may be down slightly versus the first quarter of 2005.  Still, we expect low double digit growth in EPS from our current business for 2006 overall.”

Hatcher concluded, “We finished fiscal 2005 with an $8.8 million cash position and a conservative debt level, after completing the biggest acquisition in the Company’s history.  We closed our first equity offering in April, raising $6.0 million and expanding the institutional ownership of our stock.  We are well positioned to grow the Company with additional accretive acquisitions, and are hard at work to continue to implement that strategy.”

KMG Chemicals, Inc.
Selected Financial Data
(In thousands, except share data)
(UNAUDITED)

	Three Months Ending		Twelve Months Ending
	July 31		July 31
	2005	2004	2005	2004
Net sales	$17,743	$14,278	$59,168	$43,610
Gross profit	4,972	4,080	18,066	12,751
Pre-tax income	1,333	1,506	4,820	2,844
Net income	890	934	3,052	1,763
Earnings per basic share	$0.10	$0.12	$0.39	$0.23
Earnings per diluted share	$0.10	$0.12	$0.37	$0.23
Weighted average shares:
basic	8,785,581	7,550,019	7,898,448	7,543,441
diluted	9,213,038	7,609,640	8,253,270	7,631,174
Net working capital	12,217	8,023	12,217	8,023
Total assets	61,104	43,240	61,104	43,240
Long-term debt	17,644	11,235	17,644	11,235
Shareholders’ equity	32,888	24,590	32,888	24,590

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG-Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: October 11, 2005
John V. Sobchak,
Chief Financial Officer